Exhibit 99.1

Verizon’s Separate Telephone Operations

in California, Florida and Texas

At December 31, 2014 and 2013

And for the Years Ended

December 31, 2014, 2013 and 2012

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management

Verizon Communications Inc.

We have audited the accompanying combined statements of assets, liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Separate Telephone Operations in California, Florida and Texas (the “Business”) as of December 31, 2014 and 2013 and the related statements of operations and comprehensive income (loss), parent funding, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets, liabilities and parent funding of Verizon’s Separate Telephone Operations in California, Florida and Texas at December 31, 2014 and 2013, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

February 23, 2015

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(DOLLARS IN MILLIONS)

Years Ended December 31,	2014	2013	2012
Operating Revenues (including $344 million, $401 million and $427 million from affiliates, respectively)	$5,791	$5,824	$5,908

Operating Expenses (including $2,210 million, $1,869 million and $2,107 million allocated from affiliates, respectively)
Cost of services and sales (exclusive of items shown below)	3,309	2,598	3,400
Selling, general and administrative expense	1,466	1,130	1,561
Depreciation and amortization expense	1,026	1,191	1,208

Total Operating Expenses	5,801	4,919	6,169

Income (Loss) From Operations	(10)	905	(261)
Interest expense, net (including $14 million, $47 million and $47 million of affiliate interest, respectively)	(43)	(85)	(86)

Income (Loss) Before Income Taxes	(53)	820	(347)
Income tax (provision) benefit	21	(318)	130

Net Income (Loss) and Comprehensive Income (Loss)	$(32)	$502	$(217)

See Notes to Combined Financial Statements.

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARENT FUNDING

(DOLLARS IN MILLIONS)

At December 31,	2014	2013
Assets
Current assets
Accounts receivable:
Trade and other, net of allowances for uncollectible of $42 million and $35 million at December 31, 2014 and 2013, respectively	$505	$577
Affiliates	246	133
Deferred income taxes	231	394
Prepaid expense and other	81	109

Total current assets	1,063	1,213

Plant, property and equipment	23,388	23,258
Less accumulated depreciation	(15,092)	(14,781)

	8,296	8,477

Prepaid pension asset	2,781	2,808
Intangible assets, net	7	18
Other assets	75	82

Total assets	$12,222	$12,598

Liabilities and parent funding
Current liabilities
Debt maturing within one year:
Current portion of long-term debt	$9	$—
Notes payable to affiliate	—	1,000
Accounts payable and accrued liabilities:
Trade and other	593	592
Affiliates	778	285
Advanced billings and customer deposits	178	164
Other current liabilities	114	61

Total current liabilities	1,672	2,102

Long-term debt	627	593
Employee benefit obligations	2,155	1,717
Deferred income taxes	2,483	2,712
Other long-term liabilities	172	231

Total liabilities	7,109	7,355

Parent funding	5,113	5,243

Total liabilities and parent funding	$12,222	$12,598

See Notes to Combined Financial Statements.

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF PARENT FUNDING

(DOLLARS IN MILLIONS)

Balance at January 1, 2012	$6,248
Net loss and comprehensive loss	(217)
Net change due to parent funding, allocations and intercompany reimbursements	(513)

Balance at December 31, 2012	5,518

Net income and comprehensive income	502
Net change due to parent funding, allocations and intercompany reimbursements	(777)

Balance at December 31, 2013	5,243

Net loss and comprehensive loss	(32)
Net change due to parent funding, allocations and intercompany reimbursements	(98)

Balance at December 31, 2014	$5,113

See Notes to Combined Financial Statements.

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

Years Ended December 31,	2014	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$(32)	$502	$(217)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,026	1,191	1,208
Deferred income taxes, net	(66)	324	(134)
Loss (gain) on fixed asset transactions	28	18	(26)
Employee retirement benefits	665	(340)	839
Bad debt expense	68	61	72
Changes in current assets and liabilities:
Accounts receivable non-affiliates	4	—	(79)
Other current assets	28	17	(5)
Accounts payable non-affiliates and accrued liabilities	1	(47)	18
Accounts receivables/payable affiliates, net	250	(25)	(39)
Advanced billings and customer deposits and other current liabilities	67	(85)	(41)
Other, net:
Pension and employee benefit obligations	(70)	2	(288)
Other, net	(60)	—	(15)

Net cash provided by operating activities	1,909	1,618	1,293

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(810)	(842)	(807)
Proceeds from sales of assets	1	1	27

Net cash used in investing activities	(809)	(841)	(780)

Cash Flows From Financing Activities
Repayment of debt to affiliates	(1,000)	—	—
Repayments of long-term debt and capital lease obligations	(2)	—	—
Net change in parent funding, allocations and intercompany reimbursement	(98)	(777)	(513)

Net cash used in financing activities	(1,100)	(777)	(513)

Net change in cash	—	—	—
Cash, beginning of year	—	—	—

Cash, end of year	$—	$—	$—

See Notes to Combined Financial Statements.

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon” or “the Parent”) in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The combined financial statements include the financial position, results of operations and cash flows of the Group, which consists of all or a portion of the following entities:

•	Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”),

•	Verizon Long Distance LLC and Verizon Enterprise Solutions LLC (“VLD”),

•	Verizon Online LLC (“VOL”),

•	Verizon Select Services, Inc. (“VSSI”), and

•	Verizon Network Integration Corp. (“VNIC”).

The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements have been derived from the consolidated financial statements and accounting records of Verizon, principally from statements and records represented in the entities described above, and represent carve-out stand-alone combined financial statements. The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and,

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

Financial statements have not historically been prepared for the Group as it did not operate as a separate business and did not constitute a separate legal entity. The accompanying combined financial statements have been prepared using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within the Group’s books and records. The allocations impacted substantially all of the statements of operations and comprehensive income (loss) items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. All significant intercompany transactions within the Group have been eliminated.

The businesses that comprise the combined financial statements do not maintain cash balances independent of the Verizon consolidated group. Accordingly the Verizon consolidated group provides the cash management functions for the businesses in the combined financial statements and the combined statements of cash flows reflect the activities of the businesses in the combined financial statements.

The methodology for preparing the financial statements included in the accompanying combined financial statements, is based on the following:

ILECs: All operations of the ILECs’ business in California, Florida and Texas are allocated entirely to the Group, and accordingly, are included in the combined statements of assets, liabilities and parent funding and statements of operations and comprehensive income (loss) except for affiliate notes payable, notes receivable, and related interest balances.

All other: For the combined statements of assets, liabilities and parent funding, Verizon management evaluated the possible methodologies for allocation and determined that, in the absence of a more specific methodology, an allocation based on percentage of revenue best reflected the group’s share of the respective balances for most of the accounts, with the exception of the following: accounts receivable were calculated based on an applicable days sales outstanding ratio; accounts payable were calculated based on an applicable days payables outstanding ratio; plant, property and equipment were allocated based on the location of assets in state-specific records, except for construction in progress which was computed based on the respective percentage of the Group’s plant, property and equipment within California, Florida and Texas as compared to the total entity plant, property and equipment; and income tax-related accounts were computed based on specific tax calculations. Except for the ILECs discussed above, and as further discussed below, none of the employee benefit-related assets and liabilities nor general operating tax-related assets and liabilities were allocated. For the combined statements of operations and comprehensive income (loss), operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the respective percentage of the Group’s revenue within California, Florida and Texas, to the total entity revenues. Tax-related expenses were calculated as if the Group was a separate tax payer.

Management believes the assumptions and allocations are reasonable and reflect all costs of doing business in accordance with SAB Topic 1.B.1; however, they may not be indicative of the actual results of the Group had it been operating as an independent entity for the periods presented or the amounts that may be incurred by the Group in the future. Actual amounts that may have been incurred if the Group had been a stand-alone entity for the periods presented would depend on a number of factors, including the Group’s chosen organizational structure, what functions were outsourced or performed by the Group’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

We have evaluated subsequent events through February 23, 2015, the date these combined financial statements were available to be issued.

On February 5, 2015, Verizon entered into a definitive agreement with Frontier Communications Corporation (“Frontier”) pursuant to which Verizon agreed to contribute the Group to a newly formed legal entity and that entity will then be acquired by Frontier for approximately $10.5 billion, subject to certain adjustments and the assumption of debt. The transaction is subject to the satisfaction of certain closing conditions including, among others, receipt of state and federal telecommunications regulatory approvals. The transaction is expected to close during the first half of 2016.

Upon closing of the transaction, pursuant to the Employee Matters Agreement (“EMA”), any Verizon pension benefits under a tax qualified pension plan (other than the Verizon Wireless Retirement Plan and Western Union International, Inc. Pension Plan) relating to a Group employee as of closing will be transferred to a successor pension plan(s) maintained by Frontier or an affiliate thereof. The EMA describes the assets to be transferred from the Verizon pension plans to the Frontier pension plans, and a special funding provision that may provide additional Verizon company assets for pension funding purposes. The EMA also provides, with limited exception, that active post-retirement health, dental and life insurance benefits relating to Group employees as of Closing will cease to be liabilities of the Verizon Welfare Plans or of Verizon and such liabilities will be assumed by the applicable transferred company and the applicable Frontier welfare plans. Accordingly, these EMA related plan assets or obligations will likely not be transferred to Frontier or its affiliates upon closing at the amounts reflected in these financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Parent Company Funding – The Parent Company funding in the combined balance sheets represents Verizon’s historical funding of the Group. See Note 9, “Transactions with Affiliates,” for additional information. For purposes of these combined financial statements, funding requirements have been summarized as “Parent funding” without regard to whether the funding represents debt or equity. No separate equity accounts are maintained for the Group.

Use of Estimates – The accompanying combined financial statements have been prepared using US GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts; the recoverability of plant, property and equipment; the recoverability of intangible assets and other long lived assets; unbilled revenue; accrued expenses; pension and postretirement benefit assumptions; and income taxes. In addition, estimates were made to determine the allocations in preparing the combined financial statements as described in the Basis of Presentation.

Revenue Recognition – The Group earns revenue based upon usage of the network and facilities and contract fees. In general, fixed monthly fees for voice, video, data and certain other services are billed one month in advance and are presented as advanced billings on the combined statements of selected assets, selected liabilities and parent funding. Such services are recognized as revenue when earned. Revenue from services that are not fixed in amount and are based on usage are generally billed in arrears and recognized when the services are rendered. In addition to services, the Group sells customer premise equipment to connect to the Verizon network.

The Group may sell services in bundled arrangements (i.e., voice, video, data and equipment), as well as separately. Many of the products or services have a standalone selling price. For multiple element arrangements, revenue is allocated to each deliverable using the relative selling price method. Under this method, arrangement consideration is allocated to each separate deliverable based on the Group’s standalone selling price for each product or service.

Revenue for customer premise equipment and related installation, along with the associated costs up to but not exceeding these fees, were recognized on a percentage of completion basis throughout the installation period. Beginning in the third quarter of 2014, we recognize revenue when the equipment is installed in accordance with contractual specifications and ready for the customer’s use. The impact of this change was not material to the combined financial statements.

Installation related fees, along with the associated costs up to but not exceeding these fees, are deferred and amortized over the estimated customer relationship period.

The Group reports taxes imposed by governmental authorities on revenue-producing transactions between the Group and the customers on a net basis.

Maintenance and Repairs – The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to cost of services and sales as these costs are incurred.

Trade and Other Accounts Receivable – Trade and other accounts receivable are stated at the amount that the Group expects to collect. The Group maintains allowances for uncollectible accounts for estimated losses resulting from bad debt. In determining these estimates, the Group considers historical write-offs, the aging of the receivables and other factors, such as overall economic conditions.

Concentrations of Credit Risk – Financial instruments that subject us to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T Inc. (“AT&T”) and Sprint Corporation (“Sprint”), are limited due to the large number of customers. The Group generated revenues from services provided to AT&T and Sprint, primarily network access and billing and collection, of $251 million and $41 million in 2014, $189 million and $78 million in 2013 and $185 million and $83 million in 2012, respectively.

While the Group may be exposed to credit losses due to the nonperformance of counterparties, the Group considers this risk from the above customers as remote and does not expect the settlement of these transactions to have a material effect on the Group’s results of operations or financial position.

Plant, Property and Equipment – The Group records plant, property and equipment at cost. Plant, property and equipment are generally depreciated on a straight-line basis.

Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service. For the ranges of asset lives used, see the corresponding table in Note 3.

When the Group replaces, retires or otherwise disposes of depreciable plant used in the Group’s local telephone network, the Group deducts the related cost and accumulated depreciation from the plant accounts, and gains or losses on disposition are recognized in selling, general and administrative expense.

The Group capitalizes and depreciates network software purchased or developed along with related plant assets. The Group also capitalizes interest associated with the acquisition or construction of network-related assets. Capitalized interest is reported as a reduction in interest expense and depreciated as part of the cost of network-related assets.

Intangible Assets – Intangible assets (primarily non-network internal use software) are amortized over the asset’s estimated useful life. For information related to intangible assets, including major components and range of asset lives used, see Note 4.

Impairment of Long-lived Assets and Intangible Assets – Plant, property and equipment and intangible assets, primarily consisting of non-network software, have finite lives and are amortized and depreciated over their useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we perform the next step, which is to determine the fair value of the asset group and record an impairment, if any.

Advertising Costs – Costs for advertising products and services as well as other promotional sponsorship costs are charged to selling, general and administrative expense in the period in which they are incurred.

Employee Benefit Plans – The Group participates in certain Verizon benefit plans and the structure of those plans does not provide for the separate identification of the related pension and postretirement assets and obligations at an individual company level. Under these Verizon plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Actuarial gains and losses are recognized in operating results in the year in which they occur. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Unrecognized prior service costs and credits that arise during the period are immediately recognized as a component of net change due to parent funding, net of applicable income taxes. Verizon allocates to the group a portion of the periodic activity and assets or liabilities on a basis determined by management.

The Group maintains ongoing severance plans for both management and associate employees who are terminated. The costs for these plans are accounted for under the accounting standard on employers’ accounting for postemployment benefits. Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. Severance costs are included in selling, general and administrative expense in the combined statements of operations and comprehensive income (loss) (See Note 7).

Fair Value Measurements – Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Income Taxes – Verizon and its domestic subsidiaries file consolidated federal income tax returns. Additionally, the Group is included in consolidated state income tax returns, which are filed by Verizon. The Group participates in a tax sharing agreement with Verizon and remits tax payments to Verizon based on the respective tax liability determined as if on a separate company basis. Current and deferred tax expense is determined by applying the accounting standard for income taxes to the Group as if it were a separate taxpayer.

The Group’s effective tax rate is based on the Group’s pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which the Group operates.

Deferred income taxes are provided for temporary differences in the bases between financial statement and income tax assets and liabilities. Deferred income taxes are recalculated annually at rates then in effect. The Group records valuation allowances, if applicable, to reduce the Group’s deferred tax assets to the amount that is more likely than not to be realized.

Uncertain Tax Positions – A two-step approach is used for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: the Group determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Group presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability.

Recently Adopted Accounting Standards – During the first quarter of 2014, we adopted the accounting standard update relating to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The standard update provides that a liability related to an unrecognized tax benefit should be offset against same jurisdiction deferred tax assets for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The adoption of this standard update did not have an impact on the financial statements.

Recently Issued Accounting Standards – In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update clarifies the principles for recognizing revenue and develops a common revenue standard for US GAAP and International Financial Reporting Standards. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. Upon adoption of this standard update, we expect that the allocation and timing of revenue recognition may be impacted. We expect to adopt this standard update during the first quarter of 2017.

There are two adoption methods available for implementation of the standard update related to the recognition of revenue from contracts with customers. Under one method, the guidance is applied retrospectively to contracts for each reporting period presented, subject to allowable practical expedients. Under the other method, the guidance is applied to contracts not completed as of the date of initial application, recognizing the cumulative effect of the change as an adjustment to the beginning balance of retained earnings, and also requires additional disclosures comparing the results to the previous guidance. The Group is currently evaluating these adoption methods and the impact that this standard update will have on the combined financial statements.

In January 2015, the accounting standard update related to the reporting of extraordinary and unusual items was issued. This standard update eliminates the concept of extraordinary items from U.S. GAAP as part of an initiative to reduce complexity in accounting standards while maintaining or improving the usefulness of the information provided to the users of the financial statements. The presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and expanded to include items that are both unusual in nature and infrequent in occurrence. This standard update is effective as of the first quarter of 2016; however, earlier adoption is permitted.

3. PLANT, PROPERTY AND EQUIPMENT

The plant, property and equipment balance in the accompanying statements of assets, liabilities and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing centralized services and otherwise not specifically associated with the Group.

The following table displays the details of plant, property and equipment, which is stated at historical cost:

At December 31, (Dollars in millions)	Useful Lives (in years)	2014	2013
Land	—	$65	$66
Buildings and equipment	15 – 45	1,472	1,450
Central office equipment	5 – 11	9,709	9,387
Cables, poles and conduits	11 – 50	11,461	11,739
Leasehold improvements	5 – 20	27	28
Furniture, vehicles and other	3 – 12	386	392
Work in progress	—	268	196

Total gross cost		23,388	23,258
Less accumulated depreciation		(15,092)	(14,781)

Total		$8,296	$8,477

For the years ended December 31, 2014, 2013 and 2012, depreciation expense was $1,013 million, $1,161 million and $1,163 million, respectively.

4. INTANGIBLE ASSETS

The following table displays the composition and useful lives of intangible assets, net:

		2014			2013
At December 31, (Dollars in millions)	Useful Lives (in years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Non-network software	3 – 7	$616	$614	$2	$615	$604	$11
Other intangible assets	5 – 15	20	15	5	26	19	7

Total		$636	$629	$7	$641	$623	$18

For the years ended December 31, 2014, 2013 and 2012, amortization expense was $13 million, $30 million and $45 million, respectively.

Estimated annual amortization expense for intangible assets, excluding allocated costs, is as follows:

Years (Dollars in millions)	Amortization Expense
2015	$2
2016	2
2017	1
2018	1
2019 and thereafter	1

Total	$7

5. LEASES

The Group leases certain facilities and equipment for use in the Group’s operations principally under operating leases. Total rent expense under operating leases amounted to $25 million, $36 million and $65 million for the years ended December 31, 2014, 2013 and 2012, respectively. Of these amounts, $7 million, $11 million and $19 million during the years ended December 31, 2014, 2013 and 2012, respectively, were lease payments to affiliated companies.

The table below displays the aggregate minimum rental commitments under non-cancelable operating leases for the periods shown at December 31, 2014, excluding allocated costs and those with affiliated companies:

Years (Dollars in millions)	Third-Party Operating Leases
2015	$19
2016	15
2017	13
2018	10
2019	8
Thereafter	21

Total minimum rental commitments	$86

6. DEBT

Debt maturing within one year

Debt maturing within one year is as follows:

At December 31, (Dollars in millions)	2014	2013
Five-year debenture (Verizon Financial Services LLC)	$—	$1,000
Other	9	—

Total debt maturing within one year	$9	$1,000

Long-term debt

Long-term debt consists of debentures that were issued by certain entities within the Group. Interest rates and maturities of the amounts outstanding are as follows at December 31:

Description (Dollars in millions)	Interest Rate	Maturity	2014	2013
Five-year promissory note (Verizon Financial Services LLC)	4.65%	2014	$—	$1,000
29-year debenture	6.75	2027	200	200
30-year debenture	6.86	2028	300	300
40-year first mortgage bond	8.50	2031	100	100

Total debentures and mortgage bonds			600	1,600
Other			43	1
Unamortized discount			(7)	(8)

Total long-term debt, including current maturities			636	1,593
Less long-term debt maturing within one year			(9)	(1,000)

Total long-term debt			$627	$593

On April 15, 2009, Verizon California Inc. entered into a fixed rate promissory note with Verizon Financial Services LLC, to borrow $1 billion, with a maturity date of April 15, 2014 (“Five-Year Note”). The principal amount of the Five-Year Note bore an interest rate of 4.65% per annum, to be paid on October 15 and April 15 of each year during the term of the agreement. The Five-Year Note was settled fully in cash on April 15, 2014.

The terms of the debentures and bonds shown above are subject to the restrictions and provisions of the indentures governing that debt. None of the debentures shown above were held in sinking or other special funds or pledged by the Group. Debt discounts on the outstanding long-term debt are amortized over the lives of the respective issues.

The fair value of debt is determined using various methods, including quoted prices for identical terms and maturities, which is a Level 1 measurement, as well as quoted prices for similar terms and maturities in inactive markets and future cash flows discounted at current rates, which are Level 2 measurements. The fair value of debt was $741 million and $1,684 million at December 31, 2014 and 2013 respectively, as compared to the carrying values of $593 million and $1,592 million at December 31, 2014 and 2013, respectively.

The Group’s third party debt is guaranteed by Verizon. Each guarantee will remain in place for the life of the obligation unless terminated pursuant to its terms, including the ILECs no longer being wholly-owned subsidiaries of Verizon. The Group is in compliance with all debt covenants.

Additional Financing Activities (Non-Cash Transaction)

During 2014, we financed, primarily through vendor financing arrangements, the purchase of approximately $44 million of long-lived assets, consisting primarily of network equipment. At December 31, 2014, $43 million of these financing arrangements remained outstanding. These purchases are non-cash financing activities and therefore not reflected within Capital expenditures on our combined statements of cash flows.

7. EMPLOYEE BENEFITS

The Group participates in Verizon’s benefit plans. Verizon maintains non-contributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the retirees and their dependents are both contributory and non-contributory, and include a limit on the share of cost for recent and future retirees. Verizon also sponsors defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The annual income and expense related to Verizon’s benefit plans as well as the assets and obligations have been allocated by the Parent to ILECs on the basis of headcount and other factors deemed appropriate by management and with the assets and liabilities reflected as prepaid pension assets and employee benefit obligations in the combined statements of assets, liabilities and parent funding. For all other entities, the assets and obligation have not been allocated. In all cases, benefit plan income and expenses has been allocated to the entity based on headcount.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Group. The required information is provided on a consolidated basis in Verizon’s Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of the Group’s employees are subject to collective bargaining agreements. Approximately 88% of the employees (“associates”) of the ILECs’ operations are covered by collective bargaining agreements which expire at different times. Modifications in benefits have been bargained for from time to time, and Verizon may also periodically amend the benefits in the management plans.

Benefit Cost

The following table summarizes the benefit costs related to the pension and postretirement health care and life insurance plans associated with the Groups’ operations.

Years Ended December 31, (Dollars in millions)	Pension			Health Care and Life
	2014	2013	2012	2014	2013	2012
Net periodic benefit (income) cost	$317	$(163)	$587	$348	$(177)	$252

The employee benefit assets and obligations as allocated by Verizon to the ILECs’ operations and recognized in the combined statements of assets, liabilities and parent funding consist of:

At December 31,	Pension		Health Care and Life
(Dollars in millions)	2014	2013	2014	2013
Prepaid pension asset	$2,781	$2,808	$—	$—
Employee benefit obligations	223	—	1,932	1,717

The changes in the allocated employee benefit asset and obligations from year to year were caused by a number of factors, including changes in actuarial assumptions, settlements and curtailments.

Assumptions

The weighted average assumptions used in determining Verizon’s benefit obligations are as follows:

	Pension		Health Care and Life
At December 31,	2014	2013	2014	2013
Discount rate	4.20%	5.00%	4.20%	5.00%
Rate of compensation increases	3.00	3.00	N/A	N/A

The weighted average assumptions used in determining Verizon’s net periodic cost are as follows:

	Pension			Health Care and Life
At December 31,	2014	2013	2012	2014	2013	2012
Discount rate	5.00%	4.20%	5.00%	5.00%	4.20%	5.00%
Expected return on plan assets	7.25	7.50	7.50	5.50	5.60	7.00
Rate of compensation increases	3.00	3.00	3.00	N/A	N/A	N/A

In order to project the long-term target investment return for the total Verizon portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period. Those estimates are based on a combination of factors including the current market interest rates and valuation levels, consensus earnings expectations and historical long-term risk premiums. To determine the aggregate return for the Verizon pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the trust’s long-term asset allocation policy.

Verizon’s assumed health care cost trend rates are as follows:

	Health Care and Life
At December 31,	2014	2013	2012
Health care cost trend rate assumed for next year	6.50%	6.50%	7.00%
Rate to which cost trend rate gradually declines	4.75	4.75	5.00
Year the rate reaches level it is assumed to remain thereafter	2022	2020	2016

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Group’s employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans (“ESOP”) for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. The Group recognizes savings plan costs based on these matching obligations. The Group recorded total savings plan costs of $29 million in 2014, $25 million in 2013 and $21 million in 2012.

Severance Benefits

The following table provides an analysis of the ILEC’s severance liability recorded in accordance with the accounting standard regarding employers’ accounting for postemployment benefits:

(Dollars in millions)	2014	2013	2012
Beginning of year	$49	$53	$70
Charged to expense (a)	3	4	2
Payments	(16)	(8)	(19)

End of year	$36	$49	$53

(a)	Includes accruals for ongoing employee severance costs.

The severance liability at December 31, 2014 includes future contractual payments due to employees separated as of the end of the year.

During 2014, Verizon recorded severance costs under its existing separation plans, of which $23 million was allocated by the Parent to the Group on the basis of headcount.

8. INCOME TAXES

The components of income tax provision (benefit) are presented in the following table:

Years Ended December 31, (Dollars in millions)	2014	2013	2012
Current:
Federal	$20	$(16)	$(5)
State and local	25	10	9

Total current	45	(6)	4

Deferred:

Federal	(54)	274	(113)
State and local	(12)	50	(21)

Total deferred	(66)	324	(134)

Total income tax provision (benefit)	$(21)	$318	$(130)

The following table shows the primary reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

Years Ended December 31,	2014	2013	2012
Statutory federal income tax rate	35%	35%	35%
State income taxes, net of federal tax benefits	(9)	5	2
Unrecognized tax benefits	(16)	(1)	—
Prior period adjustment	9	—	—
Return to provision	21	—	—

Effective income tax rate	40%	39%	37%

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of the Group’s deferred tax assets and liabilities are shown in the following table:

At December 31, (Dollars in millions)	2014	2013
Deferred tax assets:
Federal net operating loss	$182	$332
State net operating loss	—	8
Other assets	32	32

Total deferred tax assets	214	372

Deferred tax liabilities:
Employee benefits	191	363
Depreciation	2,254	2,312
Other	21	15

Total deferred tax liabilities	2,466	2,690

Net deferred tax liabilities	$2,252	$2,318

No valuation allowance has been recorded against deferred tax assets as of December 31, 2014, 2013 and December 31, 2012.

As of December 31, 2014, the Group has net pre-tax operating loss carryforwards on a hypothetical separate basis for federal and various state tax jurisdictions that expire between 2030 and 2034. Federal pre-tax net operating loss carryforwards are $519 million and $947 million for the years ended December 31, 2014 and 2013, respectively. There were no state pre-tax net operating losses for the year ended December 31, 2014 and $185 million for the year ended December 31, 2013.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

(Dollars in millions)	2014	2013	2012
Balance at January 1,	$40	$57	$62
Additions based on tax positions related to the current year	9	1	4
Reductions for tax positions of prior years	—	(10)	(9)
Settlements	(35)	(8)	—

Balance at December 31,	$14	$40	$57

Included in the total unrecognized tax benefits at December 31, 2014, 2013 and 2012 was $9 million, zero and $4.7 million, respectively that if recognized, would favorably affect the effective tax rate.

The Group recognizes any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During 2014, 2013 and 2012, the Group recognized a net after-tax benefit in the income statement related to interest and penalties of approximately $0.6 million, $4.0 million and $0.1 million, respectively. The Group had approximately $0.7 million (after-tax), $1.3 million (after-tax) and $5.3 million (after-tax) for the payment of interest and penalties accrued in the combined statements of assets, liabilities and parent funding at December 31, 2014, December 31, 2013 and December 31, 2012, respectively.

Verizon files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Internal Revenue Service (“IRS”) is currently examining Verizon’s U.S. income tax returns for years 2010 through 2012. The amount of the liability for unrecognized tax benefits will change in the next twelve months due to the expiration of the statute of limitations in various jurisdictions and it is reasonably possible that various current examinations will conclude or require reevaluations of the Company’s tax positions during this period. An estimate of the range of the possible change cannot be made until these tax matters are further developed or resolved.

9. TRANSACTIONS WITH AFFILIATES

Operating revenue includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three-part factor which is computed based on the average of relative revenue, plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1, “Basis of Presentation.” Affiliate operating revenue and expense amounts within the Group have been eliminated.

Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including the Group, and invests funds in temporary investments on their behalf, all of which is reflected in parent funding as part of these combined financial statements. Average funding balances were $5,178 million, $5,380 million and $5,883 million for the years ended December 31, 2014, 2013 and 2012, respectively. The key transactions affecting these balances are outlined in the cash flow statement and the combined statements of operations and comprehensive income (loss) and happened evenly over the year.

10. ADDITIONAL FINANCIAL INFORMATION

The tables below provide additional financial information related to the Group’s financial statements:

Cash flow supplemental disclosure:

Years Ended December 31, (Dollars in millions)	2014	2013	2012
Cash paid during the year for:
Income taxes, net of amount refunded	$9	$19	$9
Interest paid	43	48	46
Capitalized interest costs	13	5	—

Accounts Payable and Accrued Liabilities – Other:

At December 31, (Dollars in millions)	2014	2013
Accounts payable – non-affiliate	$347	$349
Accrued payroll related liability	134	136
Accrued expenses	13	21
Accrued interest payable	11	11
Accrued general taxes	88	75

Total	$593	$592

Advertising Expense:

Years Ended December 31, (Dollars in millions)	2014	2013	2012
Advertising expense	$93	$105	$129

11. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business the Group is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. An estimate of a reasonably possible loss or range of loss in excess of the amounts already accrued cannot be made at this time due to various factors typical in contested proceedings, including (1) uncertain damage theories and demands; (2) a less than complete factual record; (3) uncertainty concerning legal theories and their resolution by courts or regulators; and (4) the unpredictable nature of the opposing party and its demands. The Group continuously monitors these proceedings as they develop and adjusts any accrual or disclosure as needed. The Group does not expect that the ultimate resolution of pending regulatory or legal matters in future periods will have a material effect on its financial condition, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters and the Group, from time to time, pays such penalties. The Group does not expect these penalties to have a material effect on its financial condition, but they could have a material effect on its results of operations.